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                                         EXHIBIT 99.1 TO FORM 8-K CURRENT REPORT
                                         STERLING BANCSHARES, INC.



                                NEWS RELEASE


For More Information, Call 713/466-8300           For Release March 18, 1997
George Martinez
Michael A. Roy



            STERLING BANCSHARES TO ACQUIRE HOUSTON NATIONAL BANK

         HOUSTON, Texas, March 18, 1997 - Sterling Bancshares, Inc. (NASDAQ:SBIB) announced today that it has entered into a definitive agreement to acquire First Houston Bancshares, Inc. and its subsidiary, Houston National Bank, in a stock-for-stock merger. Based upon First Houston's financial statements at December 31, 1996, the transaction will add to Sterling's expanding franchise $132 million in assets and $123 million in deposits, as well as a well-located bank office at 5757 Memorial Drive in Houston.

         The definitive agreement, which follows negotiations that commenced in November 1996, provides that the shareholders of First Houston will receive
0.707 shares of common stock of Sterling for each share of First Houston common stock, subject to certain possible adjustments prior to closing. The transaction has been structured and is expected to qualify as a tax-free exchange to First Houston's shareholders and will be accounted for as a pooling of interests. The proposed merger is subject to customary closing conditions, including receipt of all requisite regulatory approvals and the approval of First Houston's shareholders. The transaction is expected to close during the second or third quarter of 1997.

         Simultaneously with the execution of the definitive agreement, Sterling entered into a letter of intent with Altair Corporation, a software development company that specializes in developing, marketing and supporting financial services software products. The letter of intent grants Sterling the right to acquire up to 20% of Altair. Altair was originally formed by First Houston but was spun off to First Houston's shareholders in December 1995. A substantial part of Houston National's growth in the last two years has been attributable to its licensing relationship with Altair which has enabled Houston National to attract and retain approximately $55 million in deposits of United States bankruptcy trustees. Under the terms of the letter of intent with Altair, Sterling has the option, exercisable over four years, to acquire 20% of the stock of Altair or a common stock purchase warrant exercisable into such stock interest, or a combination thereof. Based upon the outstanding capital stock of Altair, the total purchase price for the interest in Altair is approximately $750,000 but could increase if Sterling elects to purchase the warrant and delay its purchase of Altair stock.

                                    (more)

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EXHIBIT 99.1 TO FORM 8-K CURRENT REPORT
STERLING BANCSHARES, INC.

Sterling Bancshares, Inc., New Release
March 18, 1997
Page 2



         George Martinez, Chairman of Sterling, said, "The acquisition of Houston National Bank is a meaningful enhancement to the Sterling franchise and a natural fit with our supercommunity bank strategy. The addition of Houston National further solidifies Sterling's marketplace advantage in serving Houston's owner-operated businesses. Our commitment to local office decision-making and personal service will make the integration of our two companies seamless to Houston National's customers, while providing them with enhanced convenience, a broader array of products and services, and the benefits of customer-oriented new technologies. We are excited by the opportunities presented by Altair and believe that Sterling's size and diversification will enable us to take full advantage of the unique computer-oriented products that have been developed by Houston National and Altair."

         John B. Carter, Jr., Chairman of First Houston, commented, "While we have been extremely pleased with our results and our substantial growth over the last few years, we have recognized for some time long-term market forces, such as heightening competitive pressures and the major technological investments that would be required in the future. We firmly believe that our union with Sterling serves the best interests of all of our constituencies--shareholders, customers and employees. We are extremely confident that Sterling's proven track record in meeting the expectations of its customers will serve our customers well."

         Following the proposed merger, Mr. Carter will be appointed to Sterling's board of directors. Charles M. Neff, Jr., President of Houston National Bank, will serve as CEO of the new Sterling Bank office and as a director of Sterling Bank.

         Sterling Bancshares, Inc., is a Houston-based bank holding company that operates fourteen community banking offices in the Houston area through its subsidiary, Sterling Bank. Sterling Bank has opened three new offices within the last nine months and will continue to seek acquisition possibilities among independent banks in Houston, Texas. Sterling's common stock is traded through the NASDAQ National Market System under the symbol SBIB.



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